EXHIBIT 10.10

EAST WADI ARABA CONCESSION - GULF OF SUEZ, EGYPT

AMENDING AGREEMENT

This Agreement made as of the 13th day of April, 2006 between DOVER INVESTMENTS LIMITED (“Dover”), TRANSPACIFIC PETROLEUM CORP. (“TransPacific”), MOGUL ENERGY LTD. (“Mogul”), DR. GHAREEB AWAD (“Awad”), MOGUL ENERGY INTERNATIONAL, INC. (“MEII”) and SEA DRAGON ENERGY INC. (“Sea Dragon”).

WHEREAS Dover has entered into a concession agreement with the Egyptian General Petroleum Corporation (“EGPC”) and the Arab Republic of Egypt (“ARE”) for the concession known as East Wadi Araba (the “EWA Concession”) effective as of July 18, 2002 (the “Concession Agreement”).

WHEREAS Dover, TransPacific, Mogul and Awad are parties to an agreement dated August 6, 2005 (the “Dover Farm-Out Agreement”) pursuant to which, among other things, Mogul agreed to cause a major bank in Egypt to issue a letter of guarantee in the amount of USD$2,000,000.00 (the “Letter of Guarantee”), to secure Mogul’s obligations under the Dover Farm-Out Agreement and to be used in the drilling of two wells in the EWA Concession as more particularly provided for in the Dover Farm-Out Agreement.

WHEREAS Mogul has requested relief from the obligation under the Dover Farm-Out Agreement to have the Letter of Guarantee issued and has offered instead to have USD$2,000,000.00 deposited by Sea Dragon (USD$1,333,334.00) and MEII (USD$666,666.00) with an escrow agent and disbursed by the escrow agent towards satisfying Mogul’s obligations under the Dover Farm-Out Agreement including those intended to have been secured by the Letter of Guarantee.

WHEREAS the law firm Hughes, Dorsch, Garland, Coles LLP, Dover’s Ontario lawyers, has been requested by the parties to serve as escrow agent (the “Escrow Agent”) for the purpose of receiving and dealing with the sum of USD$2,000,000.00 (the “Trust Funds”) pending payment thereof to the Trust Account (as defined below).

WHEREAS the parties wish to amend the Dover Farm-Out Agreement to reflect and accommodate the foregoing and to provide for, among other things, the manner in which the Trust Funds are to be provided to and dealt with by the Escrow Agent.

NOW THEREFORE the parties agree as follows:

1.
The date by which the Letter of Guarantee is to have been provided pursuant to the Dover Farm-Out Agreement is hereby confirmed as having been extended to April 21, 2006. Any extension beyond April 21, 2006 will require an advance payment of USD$100,000.00 to Dover so as to permit immediate commencement of the activities described below in paragraph 6.

2.
MEII and Sea Dragon shall cause the Trust Funds to be deposited with the Escrow Agent and the Escrow Agent to have acknowledged receipt of the Trust Funds and to have agreed to be bound by the provisions of this Agreement relating to the Trust Funds, by no later than April 21, 2006. Such acknowledgment and agreement by the Escrow Agent shall be given by the Escrow Agent signing where indicated below.

3.
Upon the Escrow Agent so acknowledging and agreeing, and the Escrow Funds deposited therein, the obligation under the Dover Farm-Out Agreement to provide the Letter of Guarantee shall be deemed to have been satisfied for all purposes under the Dover Farm-Out Agreement. All other obligations of Mogul to Dover under the Dover Farm-Out Agreement, to the extent not already satisfied, shall continue and shall be the joint and several obligations of MEII, Sea Dragon and TransPacific and such parties shall indemnify and hold Dover harmless from and against any losses, damages or costs it may suffer or incur resulting from or arising out of any failure to satisfy such obligations or otherwise relating to unpaid bills or claims of any kind against the EWA Concession. Solely as among MEII, Sea Dragon and TransPacific, however, such obligations shall be the joint and several obligations of MEII and Sea Dragon.

4.
Within one (1) week of the Escrow Agent so acknowledging and agreeing and Dover being provided with a copy of this Agreement duly signed by the Escrow Agent, Dover will forthwith apply for the consents of ARE and EGPC to the designation of TransPacific as operator for the EWA Concession and to the assignment to TransPacific, MEII and Sea Dragon of interests in the EWA Concession such that registered ownership of the EWA Concession shall be as follows:

TransPacific	25%	(Carried (as among TransPacific, MEII and Sea Dragon only)
		Working Interest)
MEII	20%	(Working Interest)
Sea Dragon	40%	(Working Interest)
Dover	15%	(Carried Working Interest)
	100%

Such application by Dover (the “Dover Consent Application”) shall be deemed to satisfy all of Dover’s assignment obligations under the Dover Farm-Out Agreement and MEII, Sea Dragon and TransPacific jointly and severally agree to meet all of the requirements of EGPC and ARE to complete such designation and assignments. Subject only to approval thereof by EGPC, the assignments shall be deemed to have been completed for all purposes in connection with the Dover Farm-Out Agreement. The parties expressly acknowledge and agree that nothing in the Dover Farm-Out Agreement or this Agreement shall be construed as an assignment of, or an attempt to assign, any interest in the EWA Concession without any and all approvals of EGPC and ARE required under the Concession Agreement or otherwise under laws applicable to the EWA Concession. The parties further expressly acknowledge and agree that notwithstanding any other provision of this Agreement or any actions by Dover as a required signatory for payments out of the Trust Account (as defined below) or as Operator (as defined below) pending the approval of TransPacific as operator, Dover will not be responsible for paying any of the expenses and costs howsoever incurred related to the EWA Concession except for its proportionate share (i.e., 15%) of all costs incurred by any operating company formed under the Concession Agreement on a commercial discovery being made and only after commercial production is achieved. For greater certainty Dover will also not be obligated to financially support any third or subsequent exploration phases of the EWA Concession but will nonetheless continue to be entitled to its ongoing 15% carried working interest.

5.	The following are the terms and conditions applicable to the Escrow Agent and to the Trust Funds while held by the Escrow Agent:

a.
The Trust Funds shall be held by the Escrow Agent in trust and shall be dealt with by the Escrow Agent in accordance herewith. The Trust Funds shall be invested and reinvested by the Escrow Agent in a daily interest deposit account or guaranteed investment certificates with the principal Canadian chartered bank at which the Escrow Agent maintains its trust accounts as required by The Law Society of Upper Canada. All interest earned shall be paid and for income tax purposes allocated to MEII and Sea Dragon in proportion to their respective initial contributions of the Trust Funds. In no event shall the Escrow Agent use all or any portion of the Trust Funds to offset or satisfy any amounts that may be owed to the Escrow Agent by the parties to this Agreement or by their respective associates or affiliates.

b.
A copy of the Dover Consent Application shall be provided by Dover to MEII, Sea Dragon, TransPacific and the Escrow Agent contemporaneously or immediately following submission thereof to ARE and EGPC. Immediately upon receipt of a copy of the Dover Consent Application and receipt of wire transfer instructions for the Trust Account (as defined below), the Escrow Agent shall wire transfer for direct deposit to the Trust Account the amount of USD$2,000,000.00 from the Trust Funds.

c.
The fees, disbursements and out-of-pocket expenses of the Escrow Agent in acting as set out in this Agreement, and in preparing this Agreement in its capacity as lawyers for Dover, shall be paid by Sea Dragon and MEII in proportion to their respective initial contributions of the Trust Funds.

d.
The Escrow Agent acts hereunder as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it, or for the form or execution of such instrument, or for the identity or authority or right of any party hereto executing or depositing it. Its duties are administrative in nature and the Escrow Agent shall not incur any liability whatsoever hereunder.

e.
The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence or willful misconduct.

f.   MEII, Sea Dragon, TransPacific and Dover jointly and severally undertake to indemnify and hold harmless the Escrow Agent and its partners, associates, employees and other representatives for any claims, losses, damages, costs and expenses, including fees, disbursements and out-of-pocket expenses of any agent and legal counsel, related to the execution of his or her obligations, and to pay the fees, disbursements and out-of-pocket expenses of the Escrow Agent in acting as set out in this Agreement and preparing the Agreement in its capacity as lawyers for Dover. This indemnity shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement. Any amount due under this section and unpaid 30 days after request for such payment, will bear interest from the expiration of such 30 days at a rate per annum equal to the then current rate charged by the Escrow Agent from time to time, payable on demand.

g.
Any release of Trust Funds scheduled on a day which is not a Business Day shall be scheduled for the next Business Day following such day. Notwithstanding the foregoing and any other provision of this Agreement, any deliveries of the Trust Funds to be made under this Agreement shall be made as soon as practicable following the scheduled release of the applicable Trust Funds. “Business Day” means a day on which commercial banks are generally open for business in Toronto, Ontario other than a Saturday, Sunday or a day observed as a holiday in Toronto, Ontario under the laws of the Province of Ontario or the federal laws of Canada. As among MEII, Sea Dragon, TransPacific and Dover, the fees and disbursements and out-of-pocket expenses of the Escrow Agent shall be paid by Sea Dragon and MEII in proportion to their respective initial contributions of the Trust Funds.

h.
Any notice, direction, consent, designation or other instrument to be given pursuant to this Agreement shall be sufficient if given by an officer or director of the respective party. The Escrow Agent shall have no responsibility to inquire into the genuineness or validity of any documents delivered to it and reasonably believed by it to have been signed by a proper person or persons and shall be entitled to rely thereon and shall not be liable or responsible for any action taken or omitted in good faith in accordance with the provisions thereof and hereof.

i.   The Escrow Agent shall have the right to resign from its duties and obligations hereunder upon giving to Dover, TransPacific, MEII and Sea Dragon not less than thirty (30) days prior notice in writing or such shorter notice as they accept as sufficient. In the event of the Escrow Agent resigning as aforesaid, the Parties together shall have the obligation to appoint a new escrow agent, upon which the retiring Escrow Agent shall transfer all funds, agreements and other documents then in its possession to an escrow agent satisfactory to Dover, TransPacific, MEII and Sea Dragon, provided that the retiring Escrow Agent shall have received payment in full of all fees and expenses owing to it thereunder. Any new escrow agent appointed under any provision of this section shall be a corporation authorized to carry on the business of an escrow agent in the Province of Ontario and shall be subject to removal as aforesaid. On any such appointment, the new escrow agent shall be vested with the same powers, right, duties and responsibilities as if it had been originally named herein as the Escrow Agent, without any further assurance, conveyance, act or deed; but there shall be immediately executed, at the expense of TransPacific, MEII and Sea Dragon, all such conveyances or other instruments as may, in the opinion of counsel, be necessary or advisable for the purpose of assuring the new escrow agent possession of the Trust Funds. Should Dover, TransPacific, MEII and Sea Dragon together fail to appoint a new escrow agent as outlined above, then the retiring Escrow Agent shall cease its functions at the expiration of the period of notice and may retain all and any property in its possession hereunder on a merely safekeeping basis, at a fee to be determined solely by the Escrow Agent.

j.   None of the provisions contained in this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise to incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers unless indemnified.

k.   The Escrow Agent shall retain the right not to act and shall not be held liable for refusing to act unless it has received clear documentation which complies with the terms of this Agreement. Such documentation must not require the exercise of any discretion or independent judgment by the Escrow Agent.

l.   The Escrow Agent is not a party to, and is not bound by, any agreement which may be evidenced by or referenced herein, or arising out of the instructions herein contained, other than as expressly set forth herein.

m.   In the event of any disagreement arising regarding the terms of this Agreement, the Parties and the Escrow Agent hereby acknowledge that the Escrow Agent shall be entitled at its option to refuse to comply with any or all demands whatsoever until the dispute is settled either by written agreement amongst the various parties or by a court of competent jurisdiction. In addition, the Escrow Agent shall be entitled, in the event of any such disagreement, to apply to a court of competent jurisdiction in order to have the dispute settled.

n.   The Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court of law, notwithstanding any notices, warnings or other communications from any party or other person to the contrary. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

o.   The Escrow Agent shall be required to disburse monies hereunder only to the extent that monies (including any interest thereon) have been deposited with it.

p.
As to the Escrow Agent only, this Agreement constitutes the whole and entire agreement among the parties hereto with respect to the subject hereof and cancels and supersedes any prior agreement, offers, acceptances, undertakings, representations or declarations, whether verbal or in writing, in respect of the subject matter of this Agreement.

q.   A release from escrow of all of the Trust Funds in accordance with the provisions of this Agreement shall terminate all obligations of the Escrow Agent under this Agreement.

6.   TransPacific shall immediately establish a bank account with a major bank in Egypt acceptable to Dover and designate such account, to the fullest extent possible under the laws of Egypt, as a trust account or such other account designation as is available under the laws of Egypt to acknowledge the interest of parties other than or in addition to the named account holder in amounts from time to time deposited into or disbursed from the account (the “Trust Account”). Full particulars of the Trust Account (including wire transfer instructions) shall be provided by TransPacific to Dover and the Escrow Agent by written notification no later than April 27, 2006. Should TransPacific fail to establish the Trust Account or fail to provide particulars thereof to the Escrow Agent as aforesaid, then Dover shall do so upon the same terms and conditions as soon as reasonably possible thereafter. The following are the terms and conditions applicable to the Trust Account and to the Trust Funds in the Trust Account:

a.
The beneficial owner of the Trust Account shall be the operator from time to time of the EWA Concession as approved by ARE (the “Operator”) and use of the Trust Funds shall be restricted as provided below. If TransPacific is not approved by ARE as the Operator all parties to this agreement agree that Sea Dragon shall be designated as Operator subject to ARE approval. If Sea Dragon is not approved by ARE as the Operator all the parties to this agreement agree that MEII shall be designated as Operator subject to ARE approval. Dover shall be Operator until such time as either TransPacific, Sea Dragon or MEII are approved as Operator and shall remain Operator if neither TransPacific, Sea Dragon or MEII are approved as Operator by ARE.

b.
Signing authority for any and all cheques and other negotiable instruments drawn on the Trust Account and any and all disbursements or withdrawals therefrom until the EWA #4 well is drilled shall, at all times except as may be otherwise expressly provided in subsection 6e hereof, require two signatories, one a nominee of TransPacific and the other a nominee of Dover. The nominees shall be Dr. Ghareeb Awad or Mr. Husam Awad for TransPacific and Mr. Dale Amerine or George Kozma for Dover, unless and until TransPacific and Dover, as applicable, otherwise notify the other of a replacement nominee in writing.

c.
USD $250,000.00 of the Trust Funds to be wire transferred to the Trust Account by the Escrow Agent will be used to establish an operating office for the Operator and other related expenses in Cairo, the remainder will be used to drill the EWA#4 well. If TransPacific is not approved as Operator by ARE the $250,000 will remain in the Trust Account and will be used to satisfy the Second Phase Obligations.

d.   Liabilities and expenses in accordance with requirements of EGPC and the Concession Agreement will be incurred by or on behalf of the Operator to satisfy the drilling obligations of MEII, Sea Dragon and TransPacific under the Dover Farm-Out Agreement as amended by this Agreement. At the discretion of the Operator the contracts for these liabilities and expenses must be approved and accepted by EGPC either through tender or other means acceptable to EGPC, and copies of EGPC approval letters for such contracts shall be provided by TransPacific to Dover prior to the payment of invoices thereunder from the Trust Account. TransPacific shall keep MEII, Sea Dragon and Dover fully informed on all aspects of both the exploration of and drilling in the EWA Concession. Without limiting the generality of the foregoing, TransPacific will provide activity reports by email to MEII, Sea Dragon and Dover weekly during the period of exploration and daily during the period of active drilling. MEII, Sea Dragon and TransPacific acknowledge and agree to and with Dover that any services rendered by Gebel El Zeit Petroleum Company (“Petrozeit”) relative to the EWA Concession shall be subject to the provisions of any Master Services Agreement then applicable to Petrozeit providing services in respect of the EWA Concession and that payment of any and all invoices for such services in excess of any remaining amount of the Trust Funds shall be the joint and several obligations of Sea Dragon, MEII and TransPacific provided that nothing herein shall oblige Dover to make any such services of Petrozeit available. Dover, TransPacific, Sea Dragon or MEII, as the case may be, shall obtain prior approval of Sea Dragon, MEII, TransPacific and Dover as to the content and form of any press release, in coordination with EGPC and the Ministry of Petroleum (in the case of announcing a discovery) such approval not to be unreasonably withheld or delayed. All parties agree not to publicly disclose results of the drilling operations until the agreed upon press release has been approved.

e.
Should the drilling obligations under the Dover Farm-Out Agreement for the second phase exploration period (the “Second Phase Obligations”) not be satisfied for any reason by May 17, 2007, as evidenced by written notification from EGPC to any of MEII, Sea Dragon, TransPacific or Dover to that effect and provided such notice is first provided by the receiving party to all non receiving parties, any balance remaining of the Trust Funds shall forthwith paid from the Trust Account to Dover, if so requested by Dover by notice in writing to MEII, Sea Dragon and TransPacific, whereupon Dover shall use its reasonable best efforts to complete the Second Phase Obligations by July 17, 2007 but without any obligation under this Agreement, or otherwise, to incur additional liabilities or expenses in excess of the amount of the Trust Funds it has been paid. Alternatively, signing authority for the Trust Account will be changed to thereafter permit Dover’s nominee to have sole signing authority. Any balance remaining of the Trust Funds after completion of the Second Phase Obligations shall be held in the Trust Account or by Dover, as applicable, and applied towards satisfying subsequent drilling obligations under the Dover Farm-Out Agreement. Should Dover receive the Trust Funds, Dover shall provide MEII, Sea Dragon and TransPacific with a detailed accounting of expenditures and ensure that the expenses are to be pursuant to contracts approved by EGPC.

7.
All notices authorized or required between the parties and the Escrow Agent by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and properly addressed to the other party. Verbal communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the parties and the Escrow Agent are listed below as a matter of convenience only. A notice given under any provision of this Agreement shall be deemed delivered only when received by the party to whom such notice is directed, and the time for such party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. “Received” for purposes of this Article shall mean actual delivery of the notice to the address of the party specified hereunder.

Name:	Dover Investments Limited
Address:	10225 Yonge Street
Richmond Hill, Ontario
L4C 3B2
Canada
Attention:	Robert Salna
Facsimile:	905-884-5178
Email:	petrozeit@hotmail.com
Telephone:	905-884-3988

Name:	Mogul Energy Ltd.
Address:	1111-207 West Hastings Street
Vancouver, British Columbia, Canada, V6B 1H7
Attention:	Mr. Parvez Tyab
Facsimile:	(604) 669-6318
Email:	parveztyab@shaw.ca
Telephone:	(604) 669-6317

Name:	TransPacific Petroleum Corp.
Address:	3486 Semlin Drive
Richmond, British Columbia, Canada, V7C 5V7
Attention:	Dr. Ghareeb Awad
Facsimile:	(604) 270-3263
Email:	garyawad@hotmail.com
Telephone:	(604) 270-3220

Name:	Mogul Energy International, Inc.
Address:	520 Pike Tower, Suite 2210
Seattle, Washington, USA, 98101
Attention:	Mr. Naeem Tyab
Facsimile:	(206) 357-4220
Email:	naeem@mogulenergy.com
Telephone:	(206) 357-4211

Name:	Dr. Ghareeb M. Awad
Address:	3486 Semlin Drive
Richmond, British Columbia, Canada, V7L 5V7
Attention:	Dr. Ghareeb M Awad
Facsimile:	(604) 270-3263
Email:	garyawad@hotmail.com
Telephone:	(604) 270-3220

Name:	Sea Dragon Energy Inc.
Address:	1112-207 West Hastings Street
Vancouver, British Columbia, Canada, V6B 1H7
Attention:	Mr. David Thompson
Facsimile:	(604) 669-6318
Email:	dmt@seadragon.ca
Telephone:	(604) 669-6317

Name:	Hughes, Dorsch, Garland, Coles LLP
Address:	365 Bay Street
Suite 400
Toronto, Ontario, Canada M5H 2V1
Attention:	Richard E. Coles
Facsimile:	416-861-1147
Email:	coleslaw@hdgc.on.ca
Telephone:	416-868-1300

8.
Each of the parties hereto shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other parties hereto may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

9.
This Agreement may be amended, modified or supplemented only by a written instrument signed by each party. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

10.	The Dover Farm-Out Agreement is and remains in full force and effect subject only as amended by this Agreement.

11.
This Agreement as it relates to the Trust Funds and the Escrow Agent shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall be treated, in all such respects, as an Ontario contract. Each of the parties agrees that any action or proceeding relating to the Trust Funds and the Escrow Agent may be brought in any court of competent jurisdiction in the Province of Ontario and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such Ontario court. This Agreement as it relates to everything other than the Trust Funds and the Escrow Agent, consistent with the Dover Farm-Out Agreement, shall be governed by and construed in accordance with the law of the Province of Alberta and the federal laws of Canada applicable therein, and shall be treated, in all such respects, as an Alberta contract. Any action or proceeding otherwise relating to this Agreement may be brought in any court of competent jurisdiction in the Province of Alberta and for that purpose each of the parties now irrevocably and unconditionally attorns and submits to the jurisdiction of such Alberta court.

12. The invalidity or unenforceability of any particular provision of this Agreement shall not affect or limit the validity or enforceability of the remaining provisions of this Agreement.

13.	This Agreement shall enure to the benefit of and be binding on the parties to this Agreement and each of their respective heirs, executors, administrators, successors and assigns.

14.
This Agreement may be executed in several parts in the same form and by facsimile and the parts as so executed shall together form one original agreement, and the parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one original copy of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed and delivered this Agreement as of the date first above-mentioned.

DOVER INVESTMENTS LIMITED			Dated April 13, 2006

By:	/s/ Robert P. Salna
Robert P. Salna, President

MOGUL ENERGY LTD.			Dated April 13, 2006

By:	/s/ Parvez Tyab
Parvez Tyab, President

TRANSPACIFIC PETROLEUM CORP.			Dated April 13, 2006

By:	/s/ Ghareeb M. Awad
Dr. Ghareeb M. Awad, President

MOGUL ENERGY INTERNATIONAL, INC.			Dated April 13, 2006

By:	/s/ Naeem Tyab
Naeem Tyab, President

SEA DRAGON ENERGY INC.

/s/Parvez Tyab
Parvez Tyab, Director

Signed, sealed and delivered by		)
Dr. Ghareeb M. Awad in the presence of:		)
)
)
/s/ Parvez Tyab		)

Name	)
	)	/s/ Ghareeb M. Awad
Dated April 13, 2006)		Dr. Ghareeb M. Awad

By signing below, Hughes, Dorsch, Garland, Coles LLP hereby acknowledges receipt of the aggregate sum of USD$2,000,000.00 representing the Trust Funds within the meaning of the foregoing Amending Agreement and agrees to and with each of the parties thereto to be bound by the provisions thereof relating to the Trust Funds as Escrow Agent thereunder.

HUGHES, DORSCH, GARLAND, COLES LLP

/s/ Rick Coles	Dated: Dated: April 21, 2006
Richard E. Coles, Partner